                                                                Exhibit 11

INTEGRATED PROCESS EQUIPMENT CORP.
COMPUTATION OF EARNINGS PER SHARE

                                                Three Months Ended March 31,    Nine Months Ended March 31,
                                                   1995            1996            1995             1996
                                                ----------      ----------      -----------     ------------
PRIMARY INCOME (LOSS) PER COMMON SHARE:

Net income (loss) attributable
  to common stockholders                        $2,590,000      $2,606,000      $(5,004,000)    $(13,227,000)
                                                ==========      ==========      ===========     ============
Weighted average number of
  shares outstanding                             8,062,648      14,464,008        6,677,869       14,356,452

Add: Weighted average number of
  shares which could have been issued
  upon exercise of outstanding options
  and warrants                                   5,329,397         911,560
                                                ----------      ----------      -----------     ------------
Weighted average number of shares
  used to compute primary income
  (loss) per share                              13,392,045      15,375,568        6,677,869       14,356,452
                                                ==========      ==========      ===========     ============
Primary income (loss) per share                      $0.19           $0.17           $(0.75)          $(0.92)
                                                ==========      ==========      ===========     ============

FULLY DILUTED INCOME (LOSS) PER SHARE:

Net income (loss) attributable
  to common stockholders                        $2,590,000      $2,606,000      $(5,004,000)    $(13,227,000)

Add backs:
Interest reduction less 39% tax effect                                            1,595,360
Dividends on Preferred Stock                        60,000          74,000
Debt discount on convertible debentures             60,000          29,000
                                                ----------      ----------      -----------     ------------
Net income (loss) used to compute
  fully diluted income (loss) per share         $2,710,000      $2,709,000      $(3,408,640)    $(13,227,000)
                                                ==========      ==========      ===========     ============
Weighted average number of
  shares outstanding                             8,062,648      14,464,008        6,677,869       14,356,452

Add: Weighted average number of
  shares of Series B Convertible
  Preferred Stock assuming conversion              372,997         689,040

Add: Weighted average number of
  shares which could have been issued
  upon conversion of debenture                      50,000          39,011

Add: Weighted average number of
  shares which could have been issued
  upon exercise of outstanding options
  and warrants                                   5,330,152         911,570        5,337,915        1,426,920
                                                ----------      ----------      -----------     ------------
Weighted average number of shares
  used to compute fully diluted income
  (loss) per share                              13,815,797      16,103,629       12,015,784       15,783,372
                                                ==========      ==========      ===========     ============
Fully diluted income (loss) per share                $0.20*          $0.17           $(0.28)*         $(0.84)*
                                                ==========      ==========      ===========     ============

* Anti-dilutive